Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

 We consent to the use of our report dated June 18, 2026, with respect to the consolidated financial statements of Grace Therapeutics, Inc. and subsidiary, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania
August 24, 2026